Exhibit 4.6

SIXTH SUPPLEMENTAL INDENTURE
SIXTH SUPPLEMENTAL INDENTURE, dated as of August 2, 2012 (the “Sixth Supplemental Indenture”), by and among Orapharma, Inc., Orapharma Topco Holdings, Inc. (collectively, the “New Guarantors”), Valeant Pharmaceuticals International, a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).
WHEREAS, each of the Company, Valeant Pharmaceuticals International, Inc. (“Parent”), the indirect parent of the Company, and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an Indenture, dated as of September 28, 2010 (the “Indenture”), providing for the issuance of 6.75% Senior Notes due 2017 and 7.00% Senior Notes due 2020 (collectively, the “Securities”);
WHEREAS, each New Guarantor desires to provide a full and unconditional guarantee (the “Guarantee”) of the obligations of the Company under the Securities and the Indenture on the terms and conditions set forth herein;
WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Trustee and the New Guarantor are authorized to execute and deliver this Sixth Supplemental Indenture; and
WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to the Sixth Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Definitions. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Indenture.
2.    Guarantee. Each of the New Guarantors hereby agrees to provide a full and unconditional guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including, but not limited to, Article 10 thereof.
3.    Effectiveness of Sixth Supplemental Indenture. This Sixth Supplemental Indenture shall become effective upon the execution and delivery of this Sixth Supplemental Indenture by the Company, each New Guarantor and the Trustee.
4.    Indenture Remains in Full Force and Effect. This Sixth Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this Sixth Supplemental Indenture, shall remain in full force and effect.
5.    No Recourse Against Others. No stockholder, officer, director or incorporator, as such, past, present or future of any New Guarantor shall have any personal liability under this Guarantee, the Securities, the Indenture or this Sixth Supplemental Indenture by reason of his, her or its status as such stockholder, officer, director or incorporator.

6.    Headings. The headings of the Articles and Sections of this Sixth Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.
7.    Counterparts. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
8.    Governing Law. This Sixth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.
9.    Agent for Service. Each New Guarantor hereby appoints CT Corporation as its authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to the Indenture, the Securities or this Sixth Supplemental Indenture that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws.
10.    Trustee Disclaimer. The Trustee is not responsible for the validity or sufficiency of this Sixth Supplemental Indenture nor for the recitals herein.
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IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first written above.

Company:	VALEANT PHARMACEUTICALS INTERNATIONAL

	By:	/s/Rajiv De Silva
		Name:	Rajiv De Silva
		Title:	President and Chief Operating Officer

New Guarantors:	ORAPHARMA, INC.

	By:	/s/Janet Vergis
		Name:	Janet Vergis
		Title:	President

ORAPHARMA TOPCO HOLDINGS, INC.

By:	/s/Howard Schiller
	Name:	Howard Schiller
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

	By:	/s/ Melonee Young
		Name:	Melonee Young
		Title:	Authorized Signatory

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